Exhibit 99.2

From: Gina Kubat

Date: August 21, 2024 at 7:01:11 AM EDT

Subject: Message from Howard Lorber, President and CEO

From: Howard Lorber

To: Vector Group Miami and New York Employees

Subject: Update from the Leadership Team

To All Employees,

I write to share some important and exciting news about the next chapter in our company’s success story. Today we announced that Vector Group has agreed to be acquired by JT Group, a global company, headquartered in Tokyo, Japan, operating in tobacco, pharmaceuticals and processed food. JT Group will offer to acquire all of Vector Group’s stock, followed by a second-step merger such that Vector Group will become a wholly-owned subsidiary of JT Group. Here is a link [HYPERLINK] to the press release that was issued this morning.

JT Group’s global tobacco business, headquartered in Geneva, Switzerland, manufactures and sells some of the world’s best-known brands in over 130 markets worldwide – including Winston and Camel (outside the U.S.), as well as MEVIUS and LD. Vector Group is a great fit for JT Group as it seeks to further expand its growing U.S. business, JTI U.S.A., here in the U.S.

While we are excited about the future, today’s announcement is just the beginning of a process. Until the transaction closes, which is expected to happen in the fourth quarter of 2024, subject to regulatory approvals, Vector Group and JT Group will continue to operate as independent companies, just as we do today.

Many of you know that Vector Group’s transition services agreement with Douglas Elliman terminates on December 28, 2024, and we have been working to identify those whose responsibilities make them a good fit for full time employment with Douglas Elliman. That process will move forward independent of today’s announcement.

You may see media coverage or analyst reports regarding this transaction. As a reminder, only designated spokespeople are authorized to speak on behalf of the company. Should you receive any inquiries from the media, investors or other stakeholders, please do not comment and instead forward them to our communications agency, FGS Global, at VectorGroup@fgsglobal.com.

I am immensely proud of this team and want to thank you for all your efforts. We have positioned Vector Group as a strong business. The Vector Group Board and management team are confident that joining with JT Group will lead to an exciting next phase in our journey.

Very truly yours,

Howard M. Lorber
President and Chief Executive Officer, Vector Group Ltd.

Additional Information and Where to Find it

The tender offer described in this communication has not yet commenced. This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Vector Group. At the time the offer is commenced, JTI (US) Holding Inc. and its merger subsidiary, Vapor Merger Sub Inc., will file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange

Commission, and Vector Group will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. Vector Group stockholders and other investors are urged to read the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement, as they may be amended from time to time, when they become available because they will contain important information that should be read carefully before any decision is made with respect to the tender offer. These materials will be sent free of charge to all stockholders of Vector Group. In addition, all of these materials (and all other materials filed by Vector Group with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Vector Group at www.VectorGroupLtd.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, may be forward-looking statements. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “should,” “likely,” “will” and other words and terms of similar meaning. Forward-looking statements include, among other things, statements regarding the potential benefits of the proposed transaction; the prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for Vector Group’s business; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties.

Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; the risk that the proposed transaction may not be completed in a timely manner or at all; uncertainties as to how many of Vector Group’s stockholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effect of this announcement or pendency of the proposed transaction on Vector Group’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; risks related to diverting management’s attention from Vector Group’s ongoing business operations; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; other business effects, including the effects of industry, economic or political conditions outside of Vector Group’s control; transaction costs; and other risks and uncertainties detailed from time to time in documents filed with the Securities and Exchange Commission (“SEC”) by Vector Group, including Vector Group’s current annual report on Form 10-K on file with the SEC, as well as the Schedule 14D-9 to be filed by Vector Group and the tender offer documents to be filed by JTI (US) Holding Inc. and Vapor Merger Sub Inc.

Vector Group is providing the information in this filing as of this date and assumes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as required by law.